Exhibit 11
                            THERMO ECOTEK CORPORATION

                        Computation of Earnings per Share


                                                        Three Months Ended
                                                  --------------------------
                                                     March 30,       April 1,
                                                          1996           1995
   --------------------------------------------------------------------------

   Net income (a)                                 $   609,000    $   411,000
                                                  ===========    ===========
   Shares:
   Weighted average shares outstanding             15,544,553     13,952,725

   Add: Shares issuable from assumed exercise
        of options (as determined by the
        application of the treasury stock method)     346,158              -

        Shares issuable from assumed conversion
        of noninterest-bearing subordinated
        convertible debentures                        419,787              -
                                                  -----------    -----------

   Weighted average shares - primary (b)           16,310,498     13,952,725
                                                  ===========    ===========

   Primary earnings per share (a) / (b)           $       .04    $       .03
                                                  ===========    ===========
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                                                                    Exhibit 11
                            THERMO ECOTEK CORPORATION

                  Computation of Earnings per Share (continued)


                                                         Six Months Ended
                                                  ---------------------------
                                                     March 30,       April 1,
                                                          1996           1995
   --------------------------------------------------------------------------

   Net income (a)                                 $ 3,661,000    $ 2,687,000

   Add: Convertible debenture interest, net
        of tax                                        822,000        863,000
                                                  -----------    -----------

   Income applicable to common stock assuming
     dilution (b)                                 $ 4,483,000    $ 3,550,000
                                                  ===========    ===========
   Shares:
   Weighted average shares outstanding             15,536,028     13,555,251

   Add: Shares issuable from assumed exercise
        of options (as determined by the
        application of the treasury stock method)     320,954              -

        Shares issuable from assumed conversion
        of noninterest-bearing subordinated
        convertible debentures                        209,893              -
                                                  -----------    -----------

   Weighted average shares - primary (c)           16,066,875     13,555,251

   Add: Incremental shares issuable from assumed
        exercise of options (as determined
        by the application of the treasury
        stock method)                                  43,475        313,470

   Add: Shares issuable from assumed conversion
        of 4% subordinated convertible debentures   7,210,526      7,210,526
                                                  -----------    -----------

   Weighted average shares - fully diluted (d)     23,320,876     21,079,247
                                                  ===========    ===========

   Primary earnings per share (a) / (c)           $       .23    $       .20
                                                  ===========    ===========

   Fully diluted earnings per share (b) / (d)     $       .19    $       .17
                                                  ===========    ===========